                                                               EXHIBIT  1.0



                                    CORRECTED

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            CROWN LABORATORIES, INC.

                             A Delaware Corporation



                CROWN LABORATORIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

           On October 3, 1994, Crown Laboratories, Inc. inadvertently filed a "Restated Certificate of Incorporation of Articles of Incorporation."

           The Board of Directors of Crown Laboratories, Inc. did not unanimously approve the "Restated Certificate of Incorporation of Articles of Incorporation" as stated therein.

           The stockholders of Crown Laboratories, Inc. did not unanimously approve the "Restated Certificate of Incorporation of Articles of Incorporation" as stated therein.

           The entire "Restated Certificate of Incorporation of Articles of Incorporation" was incorrectly filed in its entirety since it reflects throughout amendments to the Certificate of Incorporation which were not approved by the Board of Directors, the deletion of existing Articles and additions of Articles to the of Certificate of Incorporation.

           The following is the correct version of the Restated Certificate of Incorporation of Crown Laboratories, Inc.:

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                               ARTICLE ONE:  NAME

           The name of this corporation is CROWN LABORATORIES, INC..

                    ARTICLE TWO: REGISTERED OFFICE AND AGENT

           The address of the registered office of the corporation in the State of Delaware is 201 N. Walnut Street, 3 Christina Center, Wilmington, County of New Castle, Delaware 19801. The name of the corporation's registered agent at that address is The Corporation Trust Company.

                            ARTICLE THREE:  PURPOSE

           The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time.

                       ARTICLE FOUR:  AUTHORIZED CAPITAL

           Section 1. This corporation is authorized to issue two classes of shares designated "Common Stock" and "Preferred Stock," respectively, and referred to herein either as Common Stock or Common shares and Preferred Stock or Preferred shares, respectively. The number of shares of Common Stock which this corporation is authorized to issue is Fifty Million (50,000,000) of the par value of one tenth of one cent ($.001) per share, and the number of shares of Preferred Stock which this corporation is authorized to issue is Five Million (5,000,000) of the par value of one tenth of one cent ($.001) per share.

           Section 2. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of this


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corporation is authorized to determine the number of series into which shares of
Preferred stock may be divided, to determine (except to the extent such matters are fixed by this Certificate of Incorporation) and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock or the holders thereof, to fix the designation and number of shares constituting any series prior to the issue of shares of that series and to increase or decrease, within the limits stated in any resolution or resolutions of the board originally fixing the number of shares constituting any series (but not below the number of shares of such series then outstanding), the number of shares of any such series subsequent to the issue of shares of that series.

                     ARTICLE FIVE: SERIES A PREFERRED STOCK

           The designation of, the number of shares constituting, and the rights, preferences, privileges, and restrictions relating to the respective initial series of Preferred Stock are as follows:

           Section 1. Designation.

           The initial series of Preferred Stock shall be designated "Series A Preferred Stock," and shall be referred to herein either as Series A Preferred Stock or Series A shares. Other series of Preferred Stock may be created by the Board of Directors in accordance with ARTICLE FOUR, Section 2, above.

           Section 2. Number of Shares.

           The number of shares constituting the Series A Preferred Stock shall be Nine Hundred Ninety-nine Thousand (999,000).





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           Section 3. Dividend Rights.

           Each holder of Series A Preferred Stock shall be entitled to receive in any calendar year, out of any funds legally available therefor, dividends at the rate ten percent (10%) per annum of the per share Stated Price (as defined below) prior and in preference to the declaration or payment of any dividends on the Series B Preferred Stock and the Common Stock. Such dividends shall not be cumulative, but shall be payable only when, if and as declared by the Board of Directors. Dividends may be declared and paid on shares of Common Stock in any calendar year only if dividends shall have been paid on or declared and set apart for payment on all shares of Series A Preferred Stock at such annual rate; and no further dividends shall be paid on the Preferred Stock in any calendar year in excess of such annual rate unless at the same time equivalent dividends are paid on the Series B Preferred Stock and Common Stock. For purposes hereof, the Stated Price of the Series A Preferred Stock is One Dollar fifty Cents ($1.50) per share.

           Section 4. Liquidation Preferences.

           (a) In the event of any liquidation, dissolution, or winding up of the affairs of the corporation, voluntarily or involuntarily, the holders of shares of Series A Preferred Stock shall be entitled to receive, prior to any distribution to the holders of Series B Preferred Stock and Common Stock by reason of their ownership thereof, a preferential amount of assets with an aggregate fair market value equal to One Dollar Fifty Cents ($1.50) per share of Series A Preferred Stock then held by them





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plus, in each case, an amount equal to all declared but unpaid dividends thereon. If upon such liquidation, dissolution, or winding up, the assets of the corporation are insufficient to provide for the payment to the holders of the Series A Preferred Stock of the full preferential amounts aforesaid, such assets as are available shall be paid out pro rata (in proportion to the full preferential amount each such holder would otherwise be entitled to receive) amongst the holders of the Series A Preferred Stock.

           (b) Upon the completion of the distribution required by subsection
(a) of this Section 4, if assets remain in this corporation, the holders of the Series B Preferred Stock and Common Stock shall be entitled to receive, prior and in preference to any further distribution of the assets of the corporation to the holders of Series A Preferred Stock by reason of their ownership thereof, an amount of assets with an aggregate fair market value equal to One Dollar Fifty Cents ($1.50) per share of Common Stock then held by them plus an amount equal to all declared but unpaid dividends thereon.

           (c) Upon the completion of the distributions required by subsections
(a) and (b) of this Section 4, if assets remain in this corporation, the holders of Series A Preferred Stock, Series B Preferred Stock and Common Stock shall share all remaining assets in the same proportion as the total number of shares of the Series A Preferred Stock, Series B Preferred Stock and Common Stock then held by each of them bears to the total number of





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shares of Series A Preferred Stock, Series B Preferred Stock and Common Stock of
this corporation then issued and outstanding.

           (d) The following shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4: a consolidation or merger of this corporation with or into any other corporation or corporations, other than a consolidation or merger in which the stockholders of this corporation immediately before the consolidation or merger own, immediately after the consolidation or merger, equity securities of the surviving or acquiring corporation, or of a parent corporation of either of such corporations, possessing more than fifty percent (50%) of the voting power of the surviving or acquiring corporation or parent corporation. As used in this subsection (d), the term "parent corporation" means a corporation which owns, directly or indirectly, equity securities possessing more than fifty percent (50%) of the voting power of the surviving or acquiring corporation.

           Section 5. Conversion of Series A Preferred Stock.

           The holders of Series A Preferred Stock have the following conversion rights (the "Conversion Rights"):

           (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for such shares, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing One Dollar Fifty Cents ($1.50) by the Series A Conversion Price, determined as





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hereinafter provided, in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series A Preferred Stock (the "Series A Conversion Price") shall be initially One Dollar Fifty Cents ($1.50) per share of Common Stock. Such initial Series A Conversion Price shall be subject to adjustment as hereinafter provided.

           (b) Automatic Conversion. Each outstanding share of Series A Preferred Stock shall be converted automatically into fully paid and nonassessable shares of Common Stock at the then effective Series A Conversion Price upon (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the corporation which results in aggregate gross proceeds of not less than Three Million Dollars ($3,000,000), or (ii) the approval (by vote or written consent) of the holders of 60% or more of the outstanding shares of Series A Preferred Stock voting as a single class. Automatic conversion provided for in clause (i) of the preceding sentence shall be deemed to have taken place immediately prior to the closing of such offering. Upon automatic conversion provided for herein, the Secretary of the corporation shall promptly deliver notice of such conversion to each holder of Series A Preferred Stock, who shall thereupon surrender the certificates representing such shares at the office of the corporation or of any transfer agent for such Series A Preferred Stock. The corporation shall, as soon as practicable





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thereafter, issue and deliver at such office to such holder a certificate or certificates for the number into which such shares of Series A Preferred Stock have been automatically converted.

           (c) Mechanics of Conversion. Before any holder of shares of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock pursuant to Section 5(a), he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for such Series A Preferred Stock, and shall give written notice to the corporation at such office that he elects to convert the same and shall state therein his name or the name or names of his nominees in which he wishes the certificate or certificates for shares of Common Stock to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to his nominee or nominees, a certificate or certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid. Conversion pursuant to Section 5(a) shall be deemed to have occurred immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

           (d) Adjustments to Conversion Price.

             (i) Special Definition. For purposes of this Section 5(d), the following definition shall apply:





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                  "Original Issue Date" shall mean, for Series A Preferred
Stock, the original date on which a share of Series A Preferred Stock was first issued.

             (ii) Adjustment for Stock Splits and Combinations. If the corporation shall at any time or from time to time after the Original Issue Date applicable to Series A Preferred Stock effect a subdivision of the outstanding Common Stock, the applicable Series A Conversion Price then in effect immediately before that subdivision shall be proportionately decreased and, conversely, if the corporation shall at any time or from time to time after the Original Issue Date applicable to Series A Preferred Stock combine the outstanding shares of Common Stock, the applicable Series A Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustments under this subsection (ii) shall become effective at the close of business on the date the subdivision or combination becomes effective.

             (iii) Adjustment for Certain Dividends and Distributions. In the event the corporation at any time, or from time to time after the Original Issue Data applicable to Series A Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in shares of Common Stock, then and in each such event the applicable Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the





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applicable Series A Conversion Price then in effect by a fraction:

                  (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

                  (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Series A Conversion Price shall be adjusted pursuant to this subsection (iii) as of the time of actual payment of such dividends or distributions.


provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Series A Conversion Price shall be adjusted pursuant to this subsection (iii) as of the time of actual payment of such dividends or distributions.


            (iv) Adjustment for Other Dividend and Distributions. In the event the corporation at any time or from time to time after the Original Issue Date of Series A Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the corporation other than shares of Common Stock, then and in such event provisions shall


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be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities (together with any distributions payable thereon during such period) receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series A Preferred Stock.

            (v) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series A Preferred Stock at any time or from time to time after the Original Issue Date applicable to Series A Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividends provided for in Sections 5(d)(ii) and (iii) above, or a reorganization, merger, consolidation, or sale of assets provided for in
Section 5(d)(vi) below), then, and in each such event, provisions shall be made (by adjustment to the Series A Conversion Price or otherwise) so that the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities





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receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

            (vi) Adjustment for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Original Issue Date of the Series A Preferred Stock there shall be a capital reorganization of the corporation (other than a subdivision, combination, reclassification, exchange or substitution of shares provided for in Sections 5(d)(ii) and (v) above) or a merger or consolidation of the corporation with or into another corporation, or the sale of all or substantially all of this corporation's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation, or sale, provision shall be made (by adjustment to the applicable Series A Conversion Price or otherwise) so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the corporation, or of any successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion of such shares would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the





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application of the provisions of this Section 5(d) with respect to the rights of the holders of the Series A Preferred Stock after the reorganization, merger, consolidation, or sale to the end that the provisions of this Section 5(d) (including adjustment of the applicable Series A Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series A Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable. Notwithstanding the foregoing, this subsection (vi) shall not apply to any merger or consolidation which is to be treated as a liquidation under Section 4(e) above.

      (e) No Impairment. The corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Series A Conversion Rights of the holders of the Series A Preferred Stock against impairment.

      (f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 5, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance





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with the terms hereof and furnish to each holder of such Series A Preferred
Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of such affected Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments,
(ii) the applicable Series A Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such Series A Preferred Stock.

      (g) Notices of Record Date. In the event that:

            (i) this corporation shall set a record date for the purpose of entitling the holders of its shares of Common Stock to receive a dividend, or other distribution, payable otherwise than in cash;

            (ii) this corporation shall set a record date for the purpose of entitling the holders of its shares of Common Stock to subscribe for or purchase any shares of any class or to receive any other rights;

            (iii) there shall occur any capital reorganization of this corporation, reclassification of the shares of this corporation (other than a subdivision or combination of its outstanding Common Stock), consolidation or merger of this corporation with or into another corporation, or conveyance of





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all or substantially all of the assets of this corporation to another corporation; or

            (iv) there shall occur a voluntary or involuntary dissolution, liquidation or winding up of this corporation; then, and in any such case, this corporation shall cause to be mailed to the holders of record of the outstanding shares of the Series A Preferred Stock, at least fifteen (15) days prior to the date hereinafter specified, a notice stating (a) the date which (x) has been set as the record date for the purpose of such dividend, distribution, or rights, or
(y) such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up is to take place and (b) the record date as of which holders of Common Stock of record shall be entitled to other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

      (h) Notices. Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series A Preferred Stock shall be in writing and may be delivered by personal service or sent by telegraph or cable or sent by registered or certified mail, return receipt requested, with postage thereon fully prepaid. All such communications shall be addressed to each holder of record at its address appearing on the books of this corporation. If sent by telegraph or cable, a conformed copy of such telegraphic or cabled notice shall promptly be sent by mail (in the manner provided above) to the holders. Service of any such communication made only by mail





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shall be deemed complete on the date of actual delivery as shown by the addressee's registry or certification receipt or at the expiration of the fourth (4th) business day after the date of mailing, whichever is earlier in time.

      (i) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the corporation's Common Stock on the date of conversion, as determined in good faith by the Board of Directors.

      (j) Reservation of Common Stock. The corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of Series A Preferred Stock from time to time outstanding. The corporation shall from time to time in accordance with the laws of the State of Delaware, increase the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the Series A Preferred Stock at the time outstanding.

      Section 6. Status of Converted Stock. No shares of Series A Preferred Stock that have been converted shall ever again be reissued, and all such shares so converted shall, upon





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such conversion, cease to be a part of the authorized shares of the corporation.

      Section 7. Voting Rights.

      (a) General Voting Rights. Except as provided in this Section 7 and in ARTICLE FIVE, Section 8 below, and except as otherwise required by law, the holders of the Series A Preferred Stock shall be entitled to notice of any stockholders' meeting and to vote upon any matter submitted to stockholders for a vote, and shall vote together with the holders of Common Stock and Series B Preferred Stock as a single class and not as separate classes. The holders of each share of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares then convertible. Fractional votes shall not be permitted, however, and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half (0.5) being rounded upward). Each share of Common Stock issued and outstanding shall have one vote on all matters.

      (b) Election of Directors. In addition to the foregoing voting rights, the holders of the Series A Preferred Stock (so long as any such shares are outstanding), voting as a single class, shall be entitled to elect 25% of the authorized number of directors of the corporation; provided, that if such 25% is not a whole number, the holders of the Series A Preferred Stock, voting together as a single class, shall be entitled to elect the nearest higher whole number of directors that is at least 25% of





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the authorized number of directors.  Holders of the Common Stock, voting as a separate class, shall be entitled to elect the remaining directors.

      Section 8. Protective Provisions.

      (a) So long as any shares of Series A Preferred Stock are outstanding, the corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of not less than a majority of the Series A shares then outstanding, voting as a single class, do any of the following:

             (i) amend the corporation's Certificate of Incorporation or Bylaws in any manner that would adversely affect the rights, preferences, privileges, or powers of the Series A Preferred Stock; or

             (ii) increase the authorized number of shares of Series A Preferred Stock; or

             (iii) authorize or create shares of any class of stock (whether through reclassification or otherwise) having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series A Preferred Stock, or create any obligation or security convertible into any shares of the corporation having any such preference or priority; or

             (iv) effect any sale, lease, assignment, transfer or other conveyance of all or substantially all of the assets of the corporation; or

             (v) effect any consolidation or merger of the corporation with or into any other corporation, except for a





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consolidation or merger with or into a subsidiary of the corporation; or

             (vi) repurchase shares of Common Stock and/or Preferred Stock in any calendar year in an amount which exceeds, in the aggregate, 20% of the total number of shares of Common Stock and Preferred Stock outstanding as of the first day of such calendar year; or

             (vii) effect a dissolution or liquidation of the corporation.

      (b) The provisions of this Section 8 shall terminate and shall have no further effect after (i) August 1, 1999 or (ii) the closing of the initial public offering of shares of Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended, whichever occurs first.

      Section 9. Residual Rights. All rights accruing to the outstanding shares of this corporation not expressly provided for to the contrary herein shall be vested in the Series A Preferred Stock, and Common Stock without distinction, to the same extent as though all such shares were of one class.

                    ARTICLE SIXTH: SERIES B PREFERRED STOCK

      The designation of, the number of shares constituting, and the rights, preferences, privileges, and restrictions relating to the respective second initial series of Preferred Stock are as follows:

      Section 1. Designation.

      The second series of Preferred Stock shall be designated "Series B Preferred Stock," and shall be referred to herein





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either as Series B Preferred Stock or Series B shares.  Other series of
Preferred Stock may be created by the Board of Directors in accordance with ARTICLE FOUR, Section 2, above.

      Section 2. Number of Shares.

      The number of shares constituting the Series B Preferred Stock shall be Nine Hundred Ninety-nine Thousand (999,000).

      Section 3. Dividend Rights.

      Each holder of Series B Preferred Stock shall be entitled to receive the same dividends per share as each share of Common Stock as and when declared by the Board of Directors.

      Section 4. Liquidation Preferences.

      In the event of any liquidation, dissolution, or winding up of the affairs of the corporation, voluntarily or involuntarily, each share of Series B Preferred Stock shall be entitled to receive the same amount per share as each share of Common Stock.

      Section 5. Conversion of Series B Preferred Stock.

      (a) Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for such shares, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing one Dollar Fifty Cents ($1.50) by the Deemed Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series B Preferred Stock (the "Deemed Conversion Price") shall be initially Three Dollars ($3.00) per share of Common Stock. Such





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initial Deemed Conversion Price and the number of shares of Common Stock into which the Series B Preferred Stock may be converted shall be subject to adjustment from time to time in certain cases as set forth below:

            (i) In case the corporation shall (A) pay a dividend in shares of Common Stock or Convertible Securities (as defined in Section 5(a)(iv)) or make a distribution in shares of Common Stock or Convertible Securities, (B) issue shares of Common Stock or other securities by way of stock-split, spin-off, reclassification, combination or subdivision of shares or other corporation rearrangement, or (C) be a party to any other event or transaction, the result of which would be to have an effect similar to any one or more of the aforesaid, then, and in each such case, each share of Series B Preferred Stock shall be entitled to receive upon any conversion hereof the kind and number of shares or other securities which it would have owned or have been entitled to receive on the effective date of any of the events described above, had each share of Series B Convertible Preferred Stock been converted immediately prior to the effective date of such event or any record date with respect thereto.

            (ii) The Deemed Conversion Price shall be subject to adjustment from time to time as hereinafter provided. Upon each adjustment of the Deemed Convertible Price, each share of Series B Preferred Stock shall thereafter be entitled to receive the number of shares of Common Stock (calculated to the nearest whole share) obtained by multiplying the Deemed Conversion Price in effect immediately prior to such adjustment by the number of





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shares to be received immediately prior to such adjustment and dividing the product thereof by the Deemed Conversion Price resulting from such adjustment. Any adjustment required to be made pursuant to Section 5(a)(iii), 5(a)(iv) and 5(a)(v) shall be effective as of the date of the issue, sale or grant which required the adjustment to be made.

            (iii) In case at any time the corporation shall issue or sell any shares of Common Stock for a consideration per share less than the then Current Market Price (as defined in Section 5(a)(vi), or any adjustment shall be required by Sections 5(a)(iv) and 5(a)(v), then the Deemed Conversion Price for each outstanding share of Series B Preferred Stock shall he reduced to a price (calculated to the nearest cent) determined by dividing (A) an amount equal to the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the then existing Deemed Conversion Price, and (ii) the consideration, if any, received by the Company upon such issue or sale, by (B) the total number of shares of Common Stock outstanding immediately after such issue or sale. No adjustment of the Deemed Conversion Price, however, shall be made in an amount less than Five Cents ($0.05) per share, but any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to Five Cents ($0.05) per share or more.

            (iv) In case at any time the corporation shall grant any rights to subscribe for, or any rights or options to purchase, Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such convertible or exchangeable stock or securities being herein called "Convertible Securities"), whether or not such rights or options or the right to convert or exchange any such Convertible securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such rights or options or upon conversion or exchange of such Convertible Securities [determined by dividing (1) the total amount, if any, received or receivable by the corporation as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of such rights or options, plus, in the case of any such rights or options which relate to such Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (2) the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options and upon conversion or exchange of all such Convertible Securities] shall be less than the Current Market Price immediately prior to the time of the granting of such rights or options, then the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such right or options shall (as of the date of granting of such rights or options) be deemed to be outstanding and to have been issued for such price per share and the adjustment provided for in Section 5 shall be made as of such date. Except as provided in Section 5 no further adjustments of the Deemed Conversion Price shall be made upon the actual issues of such Common Stock or of such Convertible Securities upon exercise of such rights or options or upon the actual issued of such Common Stock upon conversion or exchange of any such Convertible Securities.

            (v) In case at any tine the Company shall issue or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange [determined by dividing (A) the total amount received or receivable by the corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities] shall be less than the Current Market Price immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued for such price per share and the adjustment provided for in Section 5 shall be made as of such date, provided that (X), except as provided in Section 5, no further adjustments of the Deemed
Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, and (Y) if any such issue or sales of such Convertible Securities is made upon exercise of any rights to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of the Deemed Conversion Price have been or are to be made pursuant to the provisions of Section 5(a)(iv), no further adjustment of the Deemed Conversion Price shall be made by reason of such issue or sale.

            (vi) For the purpose of any computation under Section 5(a)(iii), 5(a)(iv) and 5(a)(v) the term "Current Market Price" shall mean (A) if the Common Stock is traded only otherwise than on a securities exchange and is not quoted on the National Association of securities Dealers' Automated Quotation System ("NASDAQ"), the average of the mean between the average daily bid and average daily asked prices of the Common Stock of the corporation during the 30 trading days preceding the date in question as quoted in the "pink sheets" published by the National Daily Quotation Bureau, (B) if the Common Stock is traded only otherwise than on a securities exchange or the NASDAQ National Market System and is quoted on NASDAQ, the average of the mean between the closing bid and the closing asked prices of the Common Stock of the corporation during the 30 trading days preceding the date in question, as reported by the National Quotation Bureau, or (C) if the Common Stock is admitted to trading on a securities exchanged, or the NASDAQ National Market System, the average of the daily closing prices of the Common Stock of the corporation during the 30 trading days preceding the date in question, as quoted in the Wall Street Journal. If there is no Current Market Price because the Common Stock is not traded in the over-the-counter market or on a stock exchange, then the Current Market Price shall be the Deemed Conversion Price.

            (vii) For the purpose of any computation under this Section 5, the terms "Deemed Conversion Price,, shall mean the then Deemed Conversion Price, as adjusted from time to time pursuant to Section 5(a)(iii).

            (viii) For the purposes of determining the consideration or price paid for Common Stock and/or Convertible Securities under Section 5(d)(iii), 5(a)(iv) and 5(a)(v), the following subparagraphs (A) and (B) shall also be applicable:

                (A) In case at any time any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the corporation therefor, without reduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the corporation in connection therewith.

                (B) In case any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible securities shall be issued in connection with the merger of another corporation into the corporation or the acquisition of all or substantially all of the assets of another corporation or entity, or issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the corporation shall be determined as follows: The Board of Directors of the corporation shall, by resolution, determine in good faith the fair value of such consideration to the corporation and give notice of such determination to the corporation. The determination of the Board of Directors, in the absence of fraud, shall be binding upon the parties hereto.

            (ix) No adjustment in the Deemed Conversion Price shall be made in connection with (A) the issuance of shares of Common Stock or Convertible Securities or rights or options to purchase such Common Stock or Convertible Securities pursuant to any stock purchase plan, stock option plan, employee savings or profit sharing plan or other incentive or benefit plan of the corporation approved of by the shareholders of the corporation, now in existence or hereafter adopted, for the benefit of employees, (B) the conversion of the Series A Preferred Stock or Series B Preferred Stock, or (C) any option or warrant outstanding on the date hereof.

            (x) In case of the consolidation or merger of the corporation with or into another corporation or the sale or conveyance of all or substantially all of the assets of the corporation into another corporation (any such consolidation, merger, sale or conveyance is hereinafter referred to as "Reorganization"), each share of Series B Preferred Stock shall thereafter be convertible into the same kind and amount of securities (including shares of stock) or other assets, or both, which were issuable or distributable to the holders of outstanding shares of Common Stock of the corporation upon such Reorganization, in respect of that number of shares of Common Stock into which each share of Series B Preferred Stock might have been converted immediately prior to such Reorganization; and in any such case, appropriate adjustments (as determined in good faith by the Board of Directors of the corporation) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in, and other adjustments of, the Deemed Conversion Price) shall thereafter be applicable, as nearly as reasonably nay be, in relation to any securities or other assets thereafter deliverable upon the conversion of the Series B Preferred Stock.

            (xi) In the event of a Reorganization, the holders shall not be required to exercise the conversion rights herein contained nor shall any such Reorganization be deemed to accelerate in any manner whatsoever such conversion rights.

            (xii) The corporation will not enter into any Reorganization with any other corporation unless the corporation resulting from such merger or consolidation (if not the corporation) shall expressly assume, by supplemental agreement and duly executed and delivered to the holders of Series B Preferred Stock, the due and punctual performance and observance of each and every covenant and condition of this Section 5 to be performed and observed by the corporation.

            (xiii) When any adjustment is required to be made in the Deemed Conversion Price, initial or adjusted, the Corporation shall forthwith determine the new Deemed Conversion Price, and

                (i) prepare a statement describing in reasonable detail the method used in arriving at the new Deemed Conversion Price; and

                (ii) cause a copy of such statement to be nailed to the holders of Series B Preferred Stock as of a date within twenty (20) days after the date when the circumstances giving rise to the adjustment occurred.

            (xiv) If the purchase price provided for in any right or option referred to in Section 5(a)(iv), or the rate at which any Convertible Securities referred to in Section 5(a)(iv) and 5(a)(v) are convertible into or exchangeable for Common Stock, shall change or a difference purchase price or rate shall become effective at any time or from time-to-time (other than under or by reason of provisions designed to protect against dilution), then, upon such change or different purchase price or rate becoming effective, the Deemed Conversion Price then in effect hereunder shall forthwith be increased or decreased to such Deemed Conversion Price as would have obtained had the adjustments made upon the issuance of such rights or options or Convertible Securities been made upon the basis of (and the total consideration received therefor) (A) the issuance of the number of shares of Common Stock theretofore actually delivered upon the exercise of such options or rights or upon the conversion or exchange of such Convertible Securities, (B) the issuance of all Common Stock and all other rights, options and Convertible Securities issued after the issuance of such rights, options or Convertible Securities, and (C) the number of shares of Common Stock issuable at the time of such change or different purchase price or rate becoming effective, pursuant to any such options, rights and Convertible Securities then still outstanding. On the expiration of any such option or right or the termination of any such right to convert or exchange such Convertible Securities, the Deemed Conversion Price then in effect hereunder shall forthwith be increased or decreased to such Deemed Conversion Price as would have obtained (x) had the adjustments made upon the issuance of such rights or options or Convertible Securities been made upon the basis of the issuance of only the number of shares of Common Stock theretofore actually delivered (and the total consideration received therefor) upon the exercise of such rights or options or upon the conversion or exchange of such Convertible Securities and (y) had adjustments been made on the basis of the Deemed Conversion Price as adjusted under the immediately preceding clause
(x) for all issues or sales of Common Stock or rights, options or Convertible Securities made after the issuance of such rights or options or Convertible Securities. If the purchase price provided for in any right or option referred to in Section 5(a)(iv), or the rate at which any

Convertible Securities referred to in Section 5(a)(iv) and 5(a)(v) are convertible into or exchangeable for Common Stock, shall decrease at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in the case of the delivery of shares of Common Stock upon the exercise of any such right or option or upon conversion or exchange of any such Convertible Securities, the Deemed Conversion Price then in effect hereunder shall forthwith be decreased to such Deemed Conversion Price as would have obtained had the adjustments been made upon issuance of such right or option or Convertible Securities been made upon the basis of the issuance of (and the total consideration received for) the shares of Common Stock delivered as aforesaid.

            (xv) Notwithstanding any other provision of this Section 5, the provisions of Section 5(a)(iii), 5(a)(iv), 5(a)(V), 5(a)(vii), 5(a)(viii) or 5(a)(xiv) shall no longer apply or result in any adjustment of the Deemed Conversion Price on and after the date the Common Stock of the corporation is first listed on NASDAQ, the NASDAQ National Market System or on any national securities exchange, whichever occurs first.

      (b) Mechanics of Conversion. Before any holder of shares of Series B Preferred Stock shall be entitled to convert the same into full shares of Common Stock pursuant to this Section 5, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for such Series B Preferred Stock, and shall give written notice to the corporation at such office that he elects to convert the same and shall state therein his name or the name or names of his nominees in which he wishes the certificate or certificates for shares of Common Stock to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to his nominee or nominees, a certificate or certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid. Conversion pursuant to this Section 5 shall be deemed to have occurred immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

      (c)   Notices of Record Date. In the event that:

           (i) this corporation shall set a record date for the purpose or entitling the holders of its shares of Common Stock to receive a dividend, or other distribution, payable otherwise than in cash;

           (ii) this corporation shall set a record date for the purpose of entitling the holders of its shares of Common Stock to subscribe for or purchase any shares of any class or to receive any other rights;

           (iii) there shall occur any capital reorganization of this corporation, reclassification of the shares of this corporation (other than a subdivision or combination of its outstanding Common Stock), consolidation or merger of this corporation with or into another corporation, or conveyance of all or substantially all of the assets of this corporation to another corporation; or

           (iv) there shall occur a voluntary or involuntary dissolution, liquidation or winding up of this corporation; then, and in any such case, this corporation shall cause to be mailed to the holders of record of the outstanding shares of the Series B Preferred Stock, at least fifteen (15) days prior to the date hereinafter specified, a notice stating (a) the date which (x) has been set as the record date for the purpose of such dividend, distribution, or rights, or
(y) such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up is to take place and (b) the record date as of which holders of Common Stock of record shall be entitled to other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

      (d) Notices. Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series B Preferred Stock shall be in writing and may be delivered by personal service or sent by telegraph or cable or sent by registered or certified mail, return receipt requested, with postage thereon fully prepaid. All such communications shall be addressed to each holder of record at its address appearing on the books of this corporation. If sent by telegraph or cable, a conformed copy of such telegraphic or cabled notice shall promptly be sent by mail (in the manner provided above) to the holders. Service of any such communication made only by mail shall be deemed complete on the date of actual delivery as shown by the addressee's registry or certification receipt or at the expiration of the fourth (4th) business day after the date of mailing, whichever is earlier in time.

      (e) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the corporation's Common Stock on the date of conversion, as determined in good faith by the Board of Directors.

      (f) Reservation of Common Stock. The corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of Series B Preferred Stock from time to time outstanding. The corporation shall from time to time in accordance with the laws of the State of Delaware, increase the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the Series A Preferred Stock at the time outstanding.

      (g) Status of Converted Stock. No shares of Series B Preferred Stock that have been converted shall ever again be reissued, and all such shares so converted shall, upon such conversion, cease to be a part of the authorized shares of the corporation.

                 ARTICLE SEVEN:  CERTAIN CORPORATE TRANSACTIONS

      Section 1. In addition to whatever shareholder vote may be required by law, the affirmative vote or consent of the holders of fifty-one percent (51%) of all shares (as defined in ARTICLE SEVEN, Section 2(c) below) of stock of the Corporation, [but without considering as outstanding and not counting the vote of any shares owned beneficially, directly or indirectly, by any other entity (as defined in ARTICLE SEVEN, Section 2(a) below) entitled to vote in elections of directors, considered for the purposes of this ARTICLE SEVEN as one class, shall be required for the adoption or authorization of:

           (A) a business combination (as defined in ARTICLE SEVEN, Sections 2(d)(i), 2(d)(ii) and 2(d)(iii) below) with such other entity if, (i) as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon or consent thereto or (ii) immediately prior to, such other entity is:

           (B) a business combination (as defined in ARTICLE SEVEN, Section 2(d)(iv) below) if, (i) on the record date for determination of stockholders entitled to notice thereof or to vote thereon or consent thereto or

      (ii) immediately prior thereto, such other entity is: the beneficial owner (as defined in ARTICLE SEVEN, Section 2(b) below), directly or indirectly, of twenty-five percent (25%) or more of the outstanding shares of stock of the Corporation entitled to vote in elections of directors considered for the purposes of this ARTICLE SEVEN as one class; provided that such fifty- one percent (51%) voting requirements shall not be applicable if:

      (a) The cash or fair market value of other consideration to be received per share by common stockholders of the Corporation in such business combination is at least an amount equal to that sum which bears the same or a greater percentage relationship to the market price of the Corporation's Common Stock immediately prior to the announcement of such business combination as the highest per share price (including brokerage commissions, dealer manager and/or soliciting dealers' fees) which such other entity has theretofore paid for any of the shares of the Corporation's Common Stock already owned by it bears to the market price of the Common Stock of the Corporation immediately prior to (i) the announcement of an intention by the other entity to acquire shares of the Corporation's Common Stock or (ii) the commencement of acquisition of the Corporation's Common Stock by such other entity, whichever occurs first;

      (b) The cash or fair market value of other consideration to be received per share by common stockholders of the Corporation in such business combination
(i) is not less than the highest per share price (including brokerage commissions, dealer manager and/or soliciting dealers' fees) paid by such other entity in acquiring any of its holdings of the Corporation's Common Stock, and
(ii) is not less than the aggregate earnings per share of Common Stock of the Corporation for the four full consecutive fiscal quarters immediately preceding the record date for solicitation of votes on such business combination, multiplied by the then average price earnings multiple (if any) of such other entity for the twenty trading days immediately prior to said record date as reported in The Wall Street Journal, or if not so reported, then as would be customarily computed and reported in the financial community;

      (c) The consideration to be received per share by common stockholders of the Corporation in such business combination shall be the same form and type of consideration, whether it be cash, other property or securities, as such other entity has heretofore paid for the shares of Common Stock already owned by it. In the event that the other entity has paid for the shares of Common Stock already owned by it with varying forms and types of consideration, the form and type of consideration shall be the form and type which the other entity used to acquire the largest percentage of the Common Stock of the Corporation already owned by it;

      (d) After such other entity has acquired a twenty-five percent (25%) or greater interest and prior to the consummation of such business combination: (i) such other entity shall have taken steps to ensure that the Corporation's Board of Directors included at all times representation by continuing director(s) (as defined in ARTICLE SEVEN, Section 2(e) below) proportionate to the stockholdings of the Corporation's public common stockholders not affiliated with such other entity (with a continuing director to occupy any resulting fractional board position); (ii) there shall have been no reduction in the rate of dividends payable on the Corporation's Common Stock except as may have been approved by a unanimous vote of all the directors; (iii) such other entity shall not have acquired any newly issued shares of stock, directly or indirectly, from the Corporation (except upon a conversion of convertible securities acquired by it prior to obtaining a twenty-five percent (25%) or greater interest or as a result of a pro rata stock dividend or stock split); and (iv) such other entity shall not have acquired any additional shares of the Corporation's outstanding Common Stock except as a part of the transaction which results in such other entity acquiring its twenty-five percent (25%) or greater interest;

      (e) Such other entity shall not have (i) received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the Corporation, or (ii) made any major change in the Corporation's business or equity capital structure without the unanimous approval of all the directors, in either case prior to the consummation of such business combination; and

      (f) A proxy statement responsive to the requirements of the Securities Exchange Act of 1934 shall be mailed to public stockholders of the Corporation for the purpose of soliciting stockholder approval of such business combination and shall contain in the forepart thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the business combination which the continuing directors, or any of them, may choose to state and, if deemed advisable by a majority of the continuing directors, an opinion of a reputable investment banking firm as to the fairness (or lack thereof) of the terms of such business combination from the point of view of the remaining public stockholders of the Corporation and the Corporation (such investment banking firm to be selected by a majority of the continuing directors and to be paid a reasonable fee for their services by the Corporation upon receipt of such opinion).

      The provisions of this Article Six shall also apply to a business combination with any other entity which at any time has been the beneficial owner, directly or indirectly, of more than twenty-five percent (25%) of the outstanding shares of stock of the Corporation entitled to vote in elections of directors considered for the purposes of this Article 6 as one class, notwithstanding the fact that such other entity has reduced its stockholdings below twenty-five percent (25%) if, (i) as of the record date for the determination of stockholders entitled to notice of and to vote on or consent to the business combination, or (ii) immediately prior to such business combination, such other entity is an "affiliate" of the Corporation (as defined in ARTICLE SEVEN, Section 2(a) below).

      Section 2. As used in this ARTICLE SEVEN:

      (a) the term "other entity" shall include any corporation, person or other entity and any other entity with which it or its "affiliate" or "associate" (as defined in this ARTICLE SEVEN, Section 2(a)) has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of stock of the Corporation, or which is an "affiliate" or "associate" as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on January
1, 1991, together with the successors and assigns of such persons which acquired, directly or indirectly, shares of the Corporation's Common Stock in any transaction or series of transactions not involving a public offering of the Corporation's stock within the meaning of the Securities Act of 1933;

      (b) the other entity (as defined in ARTICLE SEVEN, Section 2(a) above) shall be deemed to be the beneficial owner of any shares of stock of the Corporation which the other entity has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise;

      (c) the outstanding shares of any class of stock of the Corporation shall include shares deemed owned through application of clause (b) above but shall not include any other shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise;

      (d) the term "business combination" shall include:

             (i) any merger or consolidation of the Corporation with or into any other entity;

             (ii) any sale or lease or exchange or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation;

             (iii) any sale or lease or exchange or other disposition (in one transaction or a series of related transactions) to the Corporation or any subsidiary of the Corporation of any assets (except assets having an aggregate fair market value of less than $1,000,000) in exchange for voting securities (or securities convertible into or exchangeable for voting securities, or options, warrants or rights to purchase voting securities or securities convertible into or exchangeable for voting securities) of the Corporation or any subsidiary of the Corporation; or

             (iv) any reclassification of securities, recapitalization or other transaction designed to decrease the number of holders of the Corporation's voting securities;

      (e) the term "continuing director" shall mean a person who was a member of the Board of Directors of the Corporation elected by the public stockholders prior to the time that such other entity acquired in excess of ten percent (10%) of the stock of the Corporation entitled to vote in the election of directors, or a person recommended to succeed a continuing director by a majority of continuing directors;

      (f) for purposes of ARTICLE SEVEN, Sections 1(a) and 1(b) above, the term "fair market value or other consideration" shall be as determined in good faith by the Board of Directors of the Corporation and concurred in by a majority of continuing directors; and

      (g) for the purpose of ARTICLE SEVEN, Section 1(a) and 1(b) above, the term "other consideration to be received" shall include Common Stock of the Corporation retained by its existing public stockholders in the event of a business combination with such other entity in which the Corporation is the surviving corporation.

      Section 3. A majority of the continuing directors shall have the power and duty to determine for the purpose of this ARTICLE SEVEN, on the basis of information known to them, whether (a) such other entity beneficially owns twenty-five percent (25%) or more of the outstanding shares of stock of the Corporation entitled to vote in election of directors, (b) the other entity (as defined in ARTICLE SEVEN, Section 2(a) above) is an "affiliate" or "associate" (as defined in ARTICLE SEVEN, Section 2(a) above) of another entity, (c) the other entity (as defined in Section 2(a) above) has an agreement, arrangement or understanding with another entity, or (d) the assets being acquired by the Corporation, or any subsidiary thereof, have an aggregate fair market value of less than $1,000,000.

      4. Nothing contained in this ARTICLE SEVEN shall be construed to relieve the other entity (as defined in ARTICLE SEVEN, Section 2(a) above) from any fiduciary obligation imposed by law.

      5. Notwithstanding any other provision of the Certificate of Incorporation of this Corporation, no amendment to the Certificate of Incorporation of this Corporation shall amend, alter, change or repeal any of the provisions of this ARTICLE SEVEN, unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote or consent of the holders of fifty-one percent (51%) of all outstanding shares of stock of the Corporation [but without considering as outstanding and not counting the vote of shares owned beneficially, directly or indirectly, by any other entity (as defined in ARTICLE SEVEN, Section 2(a) above)] entitled to vote in election of directors, considered for the purposes of this paragraph of this ARTICLE SEVEN as one class; provided that this paragraph of this ARTICLE SEVEN shall not apply to, and such fifty-one percent (51%) vote or consent shall not be required for, any amendment, alteration, change or repeal unanimously recommended to the stockholders by the Board of Directors of the Corporation if all of such directors are persons who would be eligible to serve as "continuing directors" within the meaning of ARTICLE SEVEN, Section 2(e) above.

                                 ARTICLE EIGHT:

LIMITATION OF DIRECTOR'S LIABILITY

      A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the laws, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or
(iv) for any transaction from which the director derives an improper personal benefit. Any repeal or modification of this ARTICLE EIGHT by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

                        ARTICLE NINE: AMENDMENT BY BYLAWS

      The Board of Directors of this corporation shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the corporation.

                    ARTICLE TEN: COMPROMISES AND ARRANGEMENTS

      Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them, and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of
Section 291 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all of the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation. TWO: That the aforesaid Corrected Restated Certificate of Incorporation is being filed in accordance with the applicable provisions of Section 103(f) of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, Crown Laboratories, Inc. has caused this Corrected Restated Certificate of Incorporation to be signed by Craig E. Nash, its Chairman of the Board and Chief Executive Officer, and attested Christopher Demetree its Secretary, this 24th day of July, 1995.

                                           CROWN LABORATORIES, INC.


                                           By: /s/ Craig E. Nash
                                               ------------------------------
                                               CRAIG E. NASH, Chairman of the
                                               Board and Chief Executive
                                               Officer

Attest:


By:/s/ Christopher Demetree
   ------------------------------
   Christopher Demetree
   Secretary

                            CROWN LABORATORIES, INC.

                           CERTIFICATE OF DESIGNATION
                                       OF
                            SERIES C PREFERRED STOCK

                (Pursuant to Section 151 of the Delaware General
                                Corporation Law)

           We, Craig Nash and Christopher Demetree, the Chief Executive Officer and Secretary, respectively, of Crown Laboratories, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY
CERTIFY:

           That pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation of the said corporation, the Board of Directors adopted the following resolution creating a series of 300 shares of its Preferred Stock to be a designated Series C Preferred Stock;

           "WHEREAS, the Certificate of Incorporation of the Corporation authorizes a class of stock designated Preferred Stock, comprising 5,000,000 shares (of which 999,000 shares of Series A Preferred Stock are authorized and no shares of Series A Preferred Stock are currently outstanding and 999,000 shares of Series B Preferred Stock are authorized and no shares are outstanding) and provides that such Preferred Stock may be divided into such number of series as the Board of Directors may determine, and authorizes the Board of Directors to (i) determine and alter the powers, preferences, rights, qualifications, limitations and restrictions granted to or imposed upon any series of Preferred Stock and (ii) fix the number of shares of any series of Preferred Stock and the designation of such series of Preferred Stock.

           RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of the Certificate of Incorporation, this Board of Directors hereby creates a series of Series C Preferred Stock, par value $0.001 per share, of the Corporation, and hereby states the designation and number of shares, and fixes the relative rights, preferences, and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation of the Corporation which are applicable to the Preferred Stock of all classes and series) as follows:

                            SERIES C PREFERRED STOCK

           Section 1: Designation and Amount. The shares of such series shall be designated as "Series C Preferred Stock" (the

"Series C Preferred Stock") and the number of shares constituting the Series C Preferred Stock shall be 300. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series C Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series C Preferred Stock.

           Section 2: Rank. The Series C Preferred Stock shall rank: (i) prior to all of the Corporation's Common Stock, par value $0.001 per share ("Common Stock") and the Corporation's Series B Preferred Stock, par value $0.001 per share (collectively the "Junior Securities"); and (ii) (subject to the provisions of Section 8 hereof) on parity with the Corporation's Series A Preferred Stock, $0.001 par value, and any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series C Preferred Stock (collectively "Parity Securities"); and (iii) (subject to the provisions of Section 8 hereof) or any class or series of capital stock of the Corporation hereafter created specifically ranking higher than the Series C Preferred Stock ("Senior Securities"), in each case as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

           Section 3: Dividends. The Series C Preferred Stock will bear no dividends.

           Section 4: Liquidation Preference.

                (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares of Series C Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Corporation's Certificate of Incorporation or any certificate of designation of preferences, and prior and in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to the sum of (i) $10,000 for each outstanding share of Series C Preferred Stock (the "Original Series C Issue Price") and (ii) an amount equal to 6% of the Original Series C Issue Price for each 12 months that has passed since the date of issuance of any Series C Preferred Stock (such amount being referred to herein as the "Premium"). If upon the occurrence of such event and after payment to the Senior Securities, the assets and funds thus distributed among the holders of the Series C Preferred Stock and Parity Securities shall be insufficient to permit the payment to such holders of the full preferential amounts due to the holders of the Series C Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series C Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by this Certificate of Incorporation and any certificate of designation of preferences.

                (b) Upon the completion of the distribution required by subsection 4(a), if assets remain in this Corporation, they shall be distributed to holders of Junior Securities in accordance with the corporation's Certificate of Incorporation or any certificate of designation or preferences.

                (c) A consolidation or merger of this Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of this corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4, but shall instead be treated pursuant to Section 6 hereof.

           Section 5. Conversion. The holders of the Series C Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                (a) Right to Convert. Each share of Series C Preferred Stock shall be convertible, subject to the Corporation's rights of redemption set forth in Section 6, at the option of the holder thereof, at any time after 40 days following the date of issuance of such share at the office of the Corporation or any transfer agent for the Series C Preferred Stock, into that number of fully-paid and non-assessable shares of Common Stock calculated in accordance with the following formula:

                      [ ($10,000) (N/365) (.06)] + $10,000
                      ------------------------------------
                           Conversion Price per share

         N= the number of days between the original date of issuance of the Series C Preferred Stock (the "Original Issuance Date") and the applicable date of conversion.

Conversion
Price = 82% of the average closing sale prices (or if none, the average of the bid and asked prices) for the five (5) trading days immediately preceding the Date of Conversion; as reported by the American Stock Exchange (the "AMEX"), or if not quoted on the AMEX, on the principal stock exchange or NASDAQ, of the Corporations' Common Stock, (the "Closing Sale Price").

The number of shares of Common Stock into which each share of Series C Preferred may be converted is hereinafter referred to as the "Conversion Rate" for such series.

                (b) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series C Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall round up to the nearest whole share. In the case of a dispute as to the calculation of the Conversion Rate, the Corporation's calculation shall be deemed conclusive absent manifest error. In order to convert Series C Preferred Stock into full shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, by overnight courier to the office of the Corporation or of any transfer agent for the Series C Preferred Stock, and shall give written notice to the Corporation at such office that he elects to convert the same, the number of shares of Series C Preferred Stock so converted and a calculation of the Conversion Rate (with an advance copy of the certificate(s) and the notice by facsimile); provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the certificates evidencing such shares of Series C Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

           The Corporation shall use reasonable efforts to issue and delivery within five (5) business days after delivery to the Corporation of such certificates, to such holder of Series C Preferred Stock at the address of the holder on the stock books of the Corporation, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. The date on which notice of conversion is given (the "Date of Conversion") shall be deemed to be the date set forth in such notice of conversion provided that the original shares of Series C Preferred Stock to be converted are received by the Corporation or transfer agent, if any, for the Series C Preferred Stock within five business days thereafter and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the original shares of Series C Preferred Stock to be converted are not received by the Corporation or such transfer agent, if any, within five business days after the Date of Conversion, the notice of conversion shall become null and void.

                (c) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series C Preferred Stock against impairment.

                (d) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                (e) Forced Conversion. The Company is entitled, at its option, any time commencing on July 31, 1996 to require the holders of the Series C Preferred Stock to convert each share of Series C Preferred Stock into fully-paid and non-assessable shares of Common Stock at a Conversion Rate for each share of Common Stock calculated in accordance with the formula in Paragraph 5(a) above.

           Section 6. Redemption

                (a) Right to Redeem. The Corporation shall have the right, in its sole discretion, upon receipt of a notice of conversion pursuant to Section 5(b) above, to redeem in whole or in part, any shares of Series C Preferred Stock eligible for conversion, immediately prior to conversion. If the Corporation elects to redeem some, but not all, eligible for conversion, the Corporation shall redeem from among the shares submitted by the various shareholders for conversion on the applicable date a pro- rata amount from each shareholder so submitting shares for conversion.

                (b) Mechanics of Redemption. The Corporation shall effect each such redemption by giving notice of its election to redeem, by facsimile within 1 business day with a copy by 2-day courier, to the holder of shares of Series C Preferred Stock eligible for conversion at the address and facsimile number of such holder appearing in the Corporation's register for the Series C Preferred Stock. Such redemption notice shall indicate whether the Corporation will redeem all or part of the shares of Series C Preferred Stock eligible for conversion and the applicable redemption price. The Corporation shall not be entitled to send any notice of redemption and begin the redemption procedures unless it has the full amount of the redemption price, in cash or liquid assets, available in demand or other immediately available account in a bank or similar financial institution on the date the redemption notice is sent to shareholders.

           The redemption price per share of Series C Preferred Stock shall be calculated in accordance with the following formula:

      [[($10,000) (N/365) (.06)] x Closing Sale Price per share
                                   ----------------------------
                                    Conversion Price per share
               + $10,000

           For the purposes of the above formula "N", "Closing Sale Price" and "Conversion Price" shall have the meanings set forth in Section 5.

           The redemption price shall be paid to the holder of shares of Series C Preferred Stock redeemed within 10 business days of the delivery of the notice of such redemption to such holder; provided, however, that the Corporation shall not be obligated to deliver any portion of such redemption price unless either the certificates evidencing the shares of Series C Preferred Stock redeemed are delivered to the Corporation or its transfer agent as provided in Section 5, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

           Section 7. Corporate Change. The Closing Sale Price used to determine the Conversion Price shall be appropriately adjusted to reflect as deemed equitable and appropriate by the Corporation, any stock dividend, stock split or share combination of the Common Stock. In the event of a merger, reorganization, recapitalization or similar event of or with respect to the Company (a "Corporate Change") (other than a Corporate Change in which all or substantially all of the consideration received by the holders of the Company's equity securities upon such Corporate Change consists of cash or assets other than securities issued by the acquiring entity or any affiliate thereof), this Series C Preferred Stock shall be assumed by the acquiring entity and thereafter this Series C Preferred Stock shall be convertible into such class and type of securities as the holder would have received had the holder converted this Series C Preferred Stock immediately prior to such Corporate Change.

           Section 8. Voting Rights. The holders of Series C Preferred Stock will not have any voting rights except as set forth below or as otherwise from time to time required by law.

           The affirmative vote of consent of the holders of at least a majority of the outstanding shares of the Series C Preferred stock, voting separately as a class, will be required for any amendment, alteration or repeal of the Corporation's Certificate of Incorporation if, and only if, the amendment, alteration or repeal adversely affects the powers, preferences or special rights of the Series C Preferred Stock.

           To the extent that under Delaware law the vote of the holders of the Series C Preferred Stock, voting separately as a class, may be required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Series C Preferred Stock shall constitute the approval of such action by the class. To the extent that under Delaware law the holders of the Series C Preferred Stock are entitled to vote on a matter with holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as one class, each share of Series C Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion price is calculated. Holders of the Series C Preferred Stock shall be entitled to notice of all shareholder meetings or written consent with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's by-laws and applicable statutes.

           Section 9. Protective Provisions. So long as shares of Series C Preferred Stock are outstanding, this Corporation shall not take any action that would impair the right of the holders of the Series C Preferred Stock to exercise the conversion rights set forth herein and shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the outstanding shares of Series C Preferred
Stock:

                (a) create any new class or series of stock having a preference over, or being on a parity with, the Series C Preferred Stock with respect to distributions (as defined in Section 2 above); or

                (b) do any act or thing which would result in taxation of the holders of shares of the Series C Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

           Section 10. Status of Redeemed or Converted Stock. In the event any shares of Series C Preferred Stock shall be converted or redeemed pursuant to Section 5 or Section 6 hereof, the shares so converted or redeemed shall be cancelled and shall not be reissuable by the Corporation.

           IN WITNESS WHEREOF, Crown Laboratories, Inc. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Craig Nash, its Chief Executive Officer, and attested by Christopher Demetree, its Secretary, this 20 day of July 1995.


                                           By: /s/ Craig Nash  July 24, 95
                                              --------------------------------
                                              Craig Nash,
                                              Chief Executive Officer


Attest:


By:/s/ Christopher Demetree  July 24 95
   ------------------------------------
   Christopher Demetree, Secretary

                            CROWN LABORATORIES, INC.

                           CERTIFICATE OF AMENDMENT TO

                           CERTIFICATE OF DESIGNATION
                                       OF
                            SERIES C PREFERRED STOCK

                (Pursuant to Section 151 of the Delaware General
                                Corporation Law)

                          ----------------------------

         We, Craig Nash and Christopher Demetree, the Chief Executive Officer and Secretary, respectively, of Crown Laboratories, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY
CERTIFY:

         That pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation of the said corporation, the Board of Directors adopted the following resolution increasing by 300 shares, its authorized shares of Series C Preferred Stock;

         "WHEREAS, the Certificate of Incorporation of the Corporation authorizes a class of stock designated Preferred Stock, comprising 5,000,000 shares (of which 999,000 shares of Series A Preferred Stock are authorized and no shares of Series A Preferred Stock are currently outstanding, 999,000 shares of Series B Preferred Stock are authorized and no shares are outstanding, 300 shares of Series C Preferred Stock are authorized and 212 shares an outstanding and 1,600 shares of Series D Preferred Stock are authorized and no shares are outstanding) and provides that such Preferred Stock may be divided into such number of series as the Board of Directors may determine, and authorizes the Board of Directors to (i) determine and alter the powers, preferences, rights, qualifications, limitations and restrictions granted to or imposed upon any series of Preferred Stock and (ii) fix the number of shares of any series of Preferred Stock and the designation of such series of Preferred Stock.

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of the Certificate of Incorporation, this Board of Directors hereby amends the Certificate of Designation of Series C Preferred Stock by amending Section 1 as follows:

         Section 1: Designation and Amount. The shares of such series shall be designated as "Series C Preferred Stock" (the "Series C Preferred Stock") and the number of shares constituting the Series C Preferred Stock shall be 512. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series C Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series C Preferred Stock.

         IN WITNESS WHEREOF, Crown Laboratories, Inc. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Craig Nash, its Chief Executive Officer, and attested by Christopher Demetree, its Secretary, this 11th day of October 1995.

                                           By:/s/Craig Nash CEO
                                              ________________________________
                                              Craig Nash,
                                              Chief Executive Officer

Attest:

By:/s/Christopher Demetree
   _______________________________
   Christopher Demetree, Secretary